                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT, ("Agreement") is made as of January 1, 2002, by and between PICO Holdings, Inc., an insurance and investment holding company formed under the laws of the state of California ("Company"), and John R. Hart ("Employee").

                                    RECITALS

      1. The Company believes it is prudent and appropriate to attempt to increase shareholder value through strategic investments, acquisitions, business combinations, realization of market value of existing assets and acquisitions of assets or companies below market value and in certain circumstances, below book value.

      2. The Company believes that Employee possesses unique skills, knowledge, and experience and has demonstrated such skills, knowledge and experience in pursuing the Company's goals.

      3. The Company believes that it is imperative that it be able to rely upon Employee's skills and services for a reasonable time in the future.

      4. Employee has been President and Chief Executive Officer and a Director of the Company since November 20, 1996, a Director of its predecessor company since December 10, 1993, and President and Chief Executive Officer of its predecessor since July 15, 1995.

      5. Employee has been instrumental in reorganizing the Company's Board of Directors, management, and corporate structure.

      6. Employee entered into a four-year Employment Agreement with the Company effective December 31, 1997. The Employment Agreement contained herein shall take effect on January 1, 2002.

                                    AGREEMENT

      In consideration of the foregoing, and of their mutual promises contained herein, the parties agree and intend to be legally bound as follows:

      1. Employment and Term.

            The Company hereby engages Employee, and Employee hereby accepts such engagement, on the terms and conditions set forth herein, for a four-year period commencing on January 1, 2002.

      2. Duties.

            Employee is engaged in the position of President and Chief Executive Officer. Employee shall perform faithfully and diligently the duties customarily performed by persons in the position for which Employee is engaged, and such other similar and related duties as the Board of

Directors of the Company shall reasonably assign to Employee from time to time. The duties of Employee shall encompass but not necessarily be limited to the following areas and activities:

            A. To analyze the activities and operations of the Company and its subsidiaries and affiliates and make recommendations to achieve greater operating efficiencies.

            B. To conduct activities on behalf of the Company and its subsidiaries and affiliates including but not limited to investigating opportunities for consolidation, making recommendations for internal financial restructuring, and searching for potential merger and acquisition candidates.

            C. To analyze the investment portfolios of the Company and its subsidiaries and affiliates and make recommendations to achieve higher yield and a greater overall return.

            D. To fulfill the duties of the Company's President and Chief Executive Officer as defined by the Company's By-Laws.

            E. To strictly comply with the Company's Conflict of Interest Policy as adopted by the Board of Directors of the Company (and as amended from time to time).

Employee will devote such time and efforts to completing his duties as is reasonably necessary to maximize the success of the Company's business.

      3. Compensation.

            A. Base Salary. During the term of this Agreement, as compensation for the proper and satisfactory performance of all duties to be performed by Employee hereunder, Company shall pay to Employee a base salary of $800,000.00 per year, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal income tax withholding, social security and other required payroll taxes. The base salary shall be adjusted annually with the first adjustment occurring on January 1, 2002, in the same percentage applicable to the Company's other staff members, in an amount deemed adequate to provide for inflation, cost of living, and merit increases based on the CPI and major compensation studies.

            B. Incentive Award. In addition, Employee shall be eligible to receive an annual incentive award based on the growth of the Company's book value per share during the fiscal year, above a threshold. The threshold above which incentives are earned is 80% of the S&P 500 annualized total return for the five previous calendar years. If the increase in book value per share exceeds this threshold, the incentive award shall be equal to 5% of such excess multiplied by the number of shares outstanding at the beginning of the fiscal year. The incentive award shall be paid in cash, less applicable tax withholdings, or made available to Employee for deferral under Section 3.D of this Agreement within 2-1/2 months after the end of the fiscal year to which the incentive award relates.

            C. Employee Benefits. Employee shall be entitled to the standard employee benefit package made available to employees of the Company, subject to the terms, conditions and restrictions stated in that package and the applicable benefit plan documents. Notwithstanding the preceding sentence, the termination payments available under this Agreement shall be in lieu of any standard severance benefits payable to Employee under the severance program available generally to employees of Company. Company shall have the right at any time to prospectively amend, modify or eliminate employee benefits, which changes shall become effective immediately.

            D. Deferred Compensation. Employee may, at his option, elect to defer payment of all or a portion of the amounts payable to Employee under Sections 3.A and 3.B of this Agreement, pursuant to a written salary deferral election in the form of Exhibit A hereto, signed by Employee ("Salary Deferral"). Salary Deferral elections of base salary shall be completed by Employee and delivered to the Company prior to commencement of the calendar year in which the base salary amounts as described in Section 3.A are to be earned. Salary Deferral of the incentive award shall be completed by Employee and delivered to the Company prior to the determination of the incentive award.

            The Company shall deposit all amounts deferred by Employee pursuant to this Section 3.D, less all applicable payroll tax withholdings (the "Deferral Amounts") to a "Rabbi Trust" meeting with requirements of Revenue Procedure 92-64. Employee shall have such investment discretion over the funds of the Rabbi Trust as is allowable without causing Employee to be "in constructive receipt" or to have the "economic benefit" of such funds within the meaning of the Internal Revenue Code.

            Notwithstanding the establishment of the Rabbi Trust, or the contribution of Deferral Amounts thereto, title to and beneficial ownership of the Rabbi Trust shall at all times remain in the Company and be subject to the claims of the Company's general creditors, and neither Employee nor anyone claiming through Employee shall have any property interest whatsoever in such funds or in any specific assets of the Company.

            In general, the total Deferral Amounts, and the gross amount of all earnings (or losses) thereon (the "Benefit") shall be payable to Employee in accordance with the Benefit Payment Options selected by Employee. "Benefit Payment Option" shall mean the date and method of payment elected by Employee for each Salary Deferral for the distribution of Employee's Benefit attributable to such Salary Deferral. The Benefit Payment Option shall consist of (i) the date of payment of the Benefit, such date to begin not earlier than one (1) year from the effective date of Employee's Salary Deferral with respect to such amount and not later than the later of the date Employee attains age 70 or terminates employment; and (ii) the method of payment, such method to be either a lump sum or installments over a fixed period not to exceed ten years. Upon request, the Company shall allow a change in Employee's Benefit Payment Option; provided, however, that any new selection made within one (1) year of the date benefits are to commence under either the initial Benefit Payment Option or the revised Benefit Payment Option shall be disregarded.

            Notwithstanding the Benefit Payment Option selected by Employee, if Employee's termination of employment is due to death, Benefits shall be distributed to Employee's designated beneficiary as soon as practicable after the date of Employee's death in the form of a lump sum distribution. In addition, if Employee is receiving installment distributions and dies prior to the receipt of all installments, Employee's remaining Benefit shall be paid in a lump sum to Employee's designated beneficiary as soon as practicable after the date of Employee's death. In the event of the permanent and total disability of Employee, the Company may in its sole discretion accelerate payment of Employee's Benefit.

            Except as set forth below with respect to the 162(m) limit, Employee may at any time, upon written request to the Company, receive a lump sum distribution equal to ninety percent (90%) of his total Benefit. Upon such distribution, the remaining ten percent (10%) of the Benefit shall be permanently forfeited and returned to the Company.

            Notwithstanding any other provision herein, the Company, in its sole and absolute discretion, may cause distribution of Employee's Benefit to Employee at any time.

            Notwithstanding the obligations of the Company and the Rabbi Trust to make distribution(s) of the Benefit to Employee under the Benefit Payment Option and this Agreement, if the amount of the Benefit to be distributed to Employee during any calendar year, when combined with any other compensation paid to Employee during such calendar year, exceeds the amount which is deductible by the Company under Internal Revenue Code. Section 162(m) (the "162(m) Limit"), the Company may defer payment of such portion of the Benefit which exceeds the 162(m) Limit to the next calendar year in which the 162(m) Limit will not be exceeded.

            E. Payments by Affiliates. All compensation, fees or other remuneration payable to Employee by any affiliate of the Company shall be waived or if paid, remitted to the Company.

      4. Change of Control.

            "Change of Control" shall be deemed to have occurred in the reasonable discretion of the Board of Directors in consideration of the following guidelines: (i) any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing thirty percent (30%) or more of the Company's outstanding securities; or (ii) individuals who are members of the Company's Board of Directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board. In the event of a Change of Control of the Company prior to January 1, 2004, the Company shall immediately pay Employee a lump sum of $2,400,000.00 plus an amount equal to three (3) times the highest annual bonus paid to Employee in the last three years. The payment hereunder shall be less applicable withholding taxes.

      5. Termination.

            If Employee's services under this Agreement are terminated by the Company for any reason other than cause or the death or disability of Employee, prior to January 1, 2003 Employee shall be paid a lump sum equal to $2,400,000.00 (less applicable tax withholdings). If Employee's services are terminated by the Company for any reason other than cause or the death or disability of Employee on or after January 1, 2003 and prior to December 31, 2005, Employee shall be paid a lump sum equal to $2,400,000.00 (less applicable tax withholdings) minus the amount previously paid to, or set aside for, Employee under Section 3.A of this Agreement from January 1, 2003 to the date of termination. In addition to the amount set forth above, Employee shall receive the pro rata portion of the annual incentive award that would have been payable to Employee under Section 3.B of this Agreement for the year in which termination of employment occurs. The portion payable to Employee shall be equal to the incentive award payable for the full year of termination times a fraction, the number of which is the number of days of employment completed by Employee during the year of termination and the denominator of which is 365. The incentive award shall be paid in cash, less applicable tax withholdings, within 2-1/2 months after the end of the year of termination. Any such payment under this Section 5 shall be in addition to any payments made under Section 4.

      6. Death or Disability of Employee.

         In the event Employee terminates employment as a result of death or permanent and total disability (as determined by the Board of Directors of the Company in its sole discretion) prior to January 1, 2003, a lump sum shall be paid to Employee or to the person designated by Employee to receive death benefits hereunder, in an amount equal to $2,400,000.00 (less applicable withholding taxes). In the event Employee terminates employment as a result of death or permanent and total disability on or after January 1, 2003 and prior to December 31, 2005, Employee or the person designated by Employee to receive death benefits hereunder shall be paid a lump sum in an amount equal to $2,400,000.00 (less applicable withholding taxes) minus the amount previously paid to, or set aside for, Employee under Section 3.A of this Agreement from January 1, 2003 to the date of termination of employment. In addition to the amount set forth above, Employee shall receive the pro rata portion of the annual incentive award that would have been payable to Employee under Section 3.B of this Agreement for the year in which termination of employment occurs. The portion payable to Employee shall be equal to the incentive award payable for the full year of termination times a fraction, the numerator of which is the number of days of employment completed by Employee during the year of termination and the denominator of which is 365. The incentive award shall be paid in cash, less applicable tax withholdings, within 2-1/2 months after the end of the year of termination. Any payments paid under this Section 6 shall be in addition to any payments made under Section 4. If no person has been designated by Employee to receive death benefits hereunder, payment shall be made to Employee's surviving spouse (if any) or to Employee's estate if Employee is not married at the time of death.

      7. Golden Parachute Limitation.

            To the extent that any payment to Employee under this Agreement taken together with any other payments made to Employee constitutes an "excess parachute payment" within the meaning of Internal Revenue Code Section 280G, Employee may, in his sole and absolute discretion, elect to reduce the amount of such payment.

      8. Confidentiality.

            Both during the term of his engagement by the Company and thereafter, Employee shall not, without the prior written consent of the Company, or as required by the order of any court or administrative agency with jurisdiction, divulge to any third party, or use for his own benefit or for any purpose other than the exclusive benefit of the Company, any confidential information concerning its business and affairs obtained by him during the term of his engagement; it being the intent hereof that Employee shall not so divulge or use any such information which is unpublished or not readily available to the general public. Nothing contained in this Section 8 shall restrict Employee's ability to make such disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of his duties to the Company under this Agreement.

      9. 162(m) Limit.

            If the amount of compensation payable to Employee by Company (or any affiliate required to be aggregated with Employee for purposes of Internal Revenue Code Section 162(m)) for a calendar year exceeds the 162(m) Limit, the Company may defer payment of the portion of such compensation that exceeds the 162(m) Limit to the next calendar year in which the 162(m) Limit will not be exceeded.

      10. Other Agreements.

            Employee represents and warrants to the Company that there is no agreement between him and any other person, firm or corporation concerning the performance of services under this Agreement or which in any way might prevent Employee from performing his obligations under this Agreement. Nothing shall be interpreted as precluding Employee from seeking or performing other employment or consultation work.

      11. Assignment.

            This Agreement may not be assigned by either party without the prior written consent of the other.

      12. Waiver of Breach.

            Failure to insist upon strict compliance with any of the terms, promises or conditions of this Agreement shall not be deemed a waiver of such terms, promise or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power, unless specifically stated.

      13. Severability.

            The invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

      14. Modification.

            This Agreement cannot be amended, changed, modified, or discharged except by an agreement in writing signed by both the Company and Employee.

      15. Governing Law.

            This Agreement and the performance of this Agreement shall be governed by the laws of the state of California.

      16. Captions.

            The captions at the beginning of the several sections of this Agreement are not part of the context hereof but are only guides or labels to assist in locating and reading such sections. They should be given no effect in construing this Agreement.

      17. Binding Effect.

            Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and Employee, his heirs, executors, administrators and legal representatives, provided that the rights and obligations of Employee or the Company hereunder may not be delegated or assigned except as provided in Section 11 hereof.

      18. Entire Agreement.

            This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and no representations, inducements, promises or agreements, oral or written, between the parties, not embodied herein shall have any force or effect.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date first written above.

PICO HOLDINGS, INC.

/s/ James F. Mosier
---------------------
Name

General Counsel and Secretary
-------------------------------
Title:

EMPLOYEE:

/s/ John R. Hart
--------------------------------
John R. Hart

                                    EXHIBIT A

                                 SALARY DEFERRAL

                           AND BENEFIT PAYMENT OPTION

                                  ELECTION FORM
________________
Name of Employee

      The foregoing named Employee has been offered participation in a deferred compensation arrangement (the "Arrangement"). Employee understands and acknowledges that: (i) the Arrangement is unfunded; (ii) all deferrals made pursuant to the Arrangement, including amounts held in any trust established under the Arrangement, are held as general assets of PICO Holdings, Inc. (the "Company"), subject to the claims of its creditors; and (iii) in the event of bankruptcy or insolvency of the Company, deferrals and earnings thereon held in the Arrangement will be used to pay all creditors of the Company rather than to pay benefits due the Employee under the Arrangement.

      This Form must be completed and returned to the Company no later than December 31 of the year preceding the calendar year to which the Form applies. By completing this Form, you may elect to defer a portion of your regular compensation and any incentive award payable to you during the year. Please note that your election once made is irrevocable for the year.

I. Election to Participate.

      A. Deferral Amount -- Regular Compensation. Amount to be withheld from regular compensation earned by Employee during the period January 1 through December 31, 2002.

            Regular Compensation. $__________ or __________% (specify dollar amount or percentage to be withheld) of regular compensation.

      B. Deferral Amount -- Incentive Award. Amount to be withheld from any incentive award that may be payable to the Employee for period ending December 31, 2002.

            Bonuses. The greater/lesser (circle one) of $_________ or ________% of any bonus payable for the relevant period (not to exceed actual amount of incentive award awarded during the relevant period).

II. Election of Benefit Payment Option.

      You may select below the time for commencement of benefits under the Arrangement and the method of distribution of benefits. In general, except upon forfeiture of ten percent (10%) of your total benefits, benefits will not be payable to you in a form other than the benefit payment.

option you have selected below. You may change the benefit payment option selected below by completing a new form; provided, however, that any new selection made within twelve months of either the initial benefit commencement date or the revised benefit commencement date will be disregarded. Indicate your selection below.

            ____________________. Insert date or event for commencement of benefits. Such date cannot be earlier than one (1) year after the effective date of this Form or later than the later of the date you attain age 70 and the date you terminate employment.

                  Distribution of benefits shall be made in (select one)

                  ______________ lump sum payment

                  ______________ substantially equal installments over _______
                                 years (insert number not to exceed ten).

      Notwithstanding your selection above, the Company retains the right to distribute your entire interest in the Arrangement in a single lump sum payment upon termination of the Arrangement. Benefits will also be distributed in a lump sum in the event of your death.

III. Beneficiary Designation.

      I hereby designate, _____________________________________________(insert name and relationship) as the beneficiary of the death benefits payable with respect to the deferrals made pursuant to this election, and any earnings thereon.

IV. Employee Data.

      Name of Employee:        ______________________________

      Social Security Number:  ______________________________

      Signature:               ______________________________

      Date:                    ______________________________

V.    Received by PICO Holdings, Inc.

      By:     ______________________________

      Its:    ______________________________

      Date:   ______________________________

                                       -2-